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                                                                       EXHIBIT 8


               [LETTERHEAD OF SHAW PITTMAN POTTS & TROWBRIDGE]


                               September 29, 1998





Commercial Net Lease Realty, Inc.
455 South Orange Avenue
Suite 700
Orlando, Florida  32801


Ladies and Gentlemen:


            On September 29, 1998, Commercial Net Lease Realty, Inc. ("NNN") filed a registration statement on Form S-3 (Registration No. 333-_____) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). In connection with the filing of the Registration Statement, you have asked us to render an opinion with respect to the qualification of NNN as a real estate investment trust ("REIT") under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").


            We have served as special counsel for NNN in connection with the filing of the Registration Statement and from time to time in the past have represented NNN on specific matters as requested by NNN. Specifically for the purpose of this opinion, we have examined and relied upon the following: copies of NNN's First Amended and Restated Articles of Incorporation and any amendments thereto; the Registration Statement; copies of executed leases covering real property owned by NNN; and NNN's Form S-11 Registration Statement as filed with the Commission on August 15, 1984.


            We have not served as general counsel to NNN and have not been involved in decisions regarding the day-to-day operation of NNN and its properties. We have, however, discussed the mode of operation of NNN with its officers with a view to learning information relevant to the opinions expressed herein and have received and relied upon a certificate from NNN with respect to certain matters.


            We have discussed with management of NNN arrangements relating to the management of its properties, the relationships of NNN with tenants of such properties, and certain terms of leases of such properties to tenants, with a view to assuring that (i) at the close of each quarter of the taxable years covered by this opinion, it met the asset composition requirements set forth in section 856(c)(5), (ii) with respect to years covered by this opinion, it satisfied the 95% and 75% gross income tests set forth in sections




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Commercial Net Lease Realty, Inc.
September 29, 1998
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856(c)(2) and (3), respectively, and (iii) with respect to tax years prior to
1998, it satisfied the 30% gross income test. We have further reviewed with management of NNN the requirements that the beneficial ownership of a REIT be held by 100 or more persons for at least 335/365ths of each taxable year and that a REIT must satisfy the diversity of ownership requirements of section 856(h) as such requirements existed in the years covered by this opinion, and we have been advised by management that at all times during the years covered by this opinion (and specifically on each record date for the payment of dividends during 1984 through the date hereof) NNN has had more than 1,000 shareholders of record, that NNN maintains the records required by section 1.857-8 of the Treasury Regulations, that no later than January 30 of each year it sent the demand required by section 1.857-8(d) of the Treasury Regulations to each shareholder of record owning one percent or more of the outstanding shares of NNN on the appropriate date required by said regulation, and that the actual ownership of NNN shares was such that, to the best knowledge of its management (based upon responses to the aforesaid demands, any filing of a Schedule 13D under the Securities Exchange Act of 1934, as amended, or any other sources of information), NNN satisfied the applicable requirements of section 856(h). Further, we have examined various property leases and lease supplements relating to the properties that NNN owns, and although leases relating to certain properties that NNN owns have not been made available to us, NNN has represented with respect to such leases that they do conform in all material respects to a form of lease agreement provided to us. On the basis of discussions with management of NNN, we are not aware that NNN's election to be a REIT has been terminated or challenged by the Internal Revenue Service or any other party, or that NNN has revoked its election to be a REIT for any such prior year so as to make NNN ineligible to qualify as a REIT for the years covered by this opinion.


            In rendering the opinions set forth herein, we are assuming that copies of documents examined by us are true copies of originals thereof and that the information concerning NNN set forth in NNN's federal income tax returns, and in the Registration Statement, as well as the information provided to us by NNN's management are true and correct. We have no reason to believe that such assumptions are not warranted.


            Based upon the foregoing, we are of the opinion that: (a) NNN was a "real estate investment trust" as defined by section 856(a) for its taxable years ended December 31, 1984 through December 31, 1997, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 1998 and for all future taxable years, and (b) NNN's wholly owned subsidiaries, Net Lease Realty I, Inc., Net Lease Realty II, Inc., Net Lease Realty III, Inc., and Net Lease Realty IV, Inc. were each "qualified REIT subsidiaries" as defined by section 856(i) for each taxable year of their existence and the proposed ownership of these entities will enable them to meet the requirements for treatment as "qualified REIT subsidiaries" for NNN's taxable year ending December 31, 1998 and for all future taxable years. With respect to the 1998 year and all future years, however, we note that NNN's



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Commercial Net Lease Realty, Inc.
September 29, 1998
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status as a real estate investment trust at any time is dependent among other things upon its meeting the requirements of section 856 throughout the year and for the year as a whole.


            This opinion is based upon the existing provisions of the Code (or predecessor provisions, as applicable), rules and regulations (including proposed regulations) promulgated thereunder, and reported administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This opinion is limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter.


            We hereby confirm that the statements set forth in the prospectus of the Registration Statement under the heading "Federal Income Tax
Considerations," to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.


            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Shaw Pittman Potts & Trowbridge under the captions "Federal Income Tax Considerations" and "Legal Matters" in the prospectus of the Registration Statement. In giving such consent, we do not consider that we are "experts," within the meaning of the term used in the Act or the rules and regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                               Very truly yours,


                                               SHAW PITTMAN POTTS & TROWBRIDGE





                                               By: /s/ CHARLES B. TEMKIN
                                                  ---------------------------
                                                  Charles B. Temkin, P.C.